Exhibit 99.01

GAMING PARTNERS INTERNATIONAL CORPORATION (NASDAQ: GPIC)

Gerard Charlier, Chief Executive Officer at 702/384-2425

John Foley, Foley/Freisleben LLC at 213/955-0020

GAMING PARTNERS INTERNATIONAL REGISTERS IMPROVED GAINS IN REVENUES AND NET INCOME FOR THE FOURTH QUARTER AND FULL YEAR 2005

LAS VEGAS, NEV. (March 31, 2006) - Gaming Partners International Corporation (NASDAQ - NMS: GPIC) today announced that net income for the fourth quarter ended December 31, 2005 posted a 67% increase on a 23% improvement in revenues. For the full year, net income climbed 66% on a 28% increase in revenues.

Gerard Charlier, president and chief executive officer, commented:  “It is gratifying to note the significant progress that our company achieved in the past year. Revenues and profits for both the fourth quarter and full fiscal year ended December 31, 2005 rose to new levels, and we continued to work diligently to build infrastructure, expand our product portfolio, execute important new agreements and set the stage for the future.”

Net income for the fourth quarter was $2.1 million, compared with $1.3 million in the year earlier period. On a per share basis, net income was $0.27 (basic) and $0.26 (diluted), compared with $0.16 (basic and diluted) in the fourth quarter of 2004. Fourth quarter revenues increased to $16.2 million from $13.2 million in the corresponding quarter of the previous year.

Net income for the year 2005 totaled $4.3 million, up from $2.6 million in the prior year. Diluted, net income per share for 2005 was $0.53 compared with $0.34 diluted earnings per share in 2004. Revenues for the year advanced to $57.1 million, an increase of approximately $12.5 million, from $44.6 million one year ago.

-more-

The revenue increase in 2005 was primarily driven by the $8.0 million in sales to new casinos in Asia recorded by GPI-SAS, the company’s European subsidiary. The ongoing development of casino gaming in Macao, including new and existing casinos in the past year and anticipated openings in 2006, continues to represent a substantial growth opportunity for the company. GPI-USA, the company’s domestic subsidiary, posted sales of $31.0 million, up approximately $5.0 million from the previous year, due to new casino openings in Las Vegas, sales to a wholesaler and large reorders.

Cost of revenues as a percentage of sales decreased to 59.8% for 2005, compared to 61.1% in 2004. This improvement primarily reflected better absorption of fixed costs due to higher sales volume and greater efficiency of operations achieved by the realignment and restructuring of the company’s production facilities.

Gross profit for 2005 recorded a 33% increase over 2004, amounting to $5.6 million in absolute dollars, due to higher revenues and the decrease in cost of revenues as a percentage of sales.

Operating expenses, which include product development, marketing and sales, depreciation and amortization, and general and administrative costs, were approximately $3.9 million higher in 2005 than 2004. The increase reflected higher general and administrative costs as well as greater product development, marketing and sales expenses.

The $3.3 million increase in G&A expenses included one-time expenses of $2.7 million, attributable to stock compensation expense, NASDAQ National Market listing expenses, salary adjustment and reorganization costs, building repairs, IT related costs and expenses associated with the Hurricane Katrina and Rita disasters. Additionally, the company incurred expenses of approximately $525,000 related to future compliance with the Sarbanes-Oxley Act of 2002.

Other income, excluding interest expense, showed an improvement of approximately $501,000, principally reflecting the strengthening of the U.S. dollar to Euro exchange rates during the past year. Interest expense decreased by approximately $54,000 due to lower average debt levels during 2005.

Charlier further commented:  “We continue to showcase our RFID microchips and readers at the industry’s major gaming shows including the Global Gaming Expo in Las Vegas and ICE in London and have been very pleased by rising customer interest and enthusiasm. In our view, prospects for the growing acceptance of RFID technology in casino operations are solid, and we believe that GPIC is well positioned to play a key role in what may amount to significant changes in the industry.”

In January of this year, GPIC and Progressive Gaming International signed an agreement by which GPIC has the right to buy the 13.56 MHz RFID tags to make casino chips; exclusive for the U.S. market and non-exclusive for the rest of the world. “We are now able to offer customers the choice of two technologies, the faster 13.56 MHz and the 125 KHz, which is particularly attractive to casinos interested in currency control,” Charlier said.

The Chief Executive continued: “With greater capabilities and decreased costs, investment in RFID microchips and readers becomes ever more compelling to casinos, seeking the benefits of chip tracking and security with protection against counterfeit chips. With appropriate software, these products also open the door for potential increases in efficiency and costs savings for our casino customers. Incorporating our RFID chips in systems developed and sold by other companies, enable casinos to more accurately and objectively track and distribute the appropriate amount of player comps.”

Charlier concluded: “We are optimistic about our opportunities for the future. GPIC enters 2006 in a solid position with greater than twice the amount of backlog of production orders at year end 2005 of $25.7 million, as compared to $14.5 million of backlog at the end of 2004.

Our manufacturing expertise, technical know-how, strategic alliances and extensive patent position in RFID microchips and readers represent a strong platform for growth as this technology continues to gain increasing acceptance by casino operators worldwide.”

About the Company

GPIC manufactures and supplies gaming chips, table layouts, playing cards, dice, gaming furniture, table accessories and other products that are used with casino table games such as blackjack, poker, baccarat, craps and roulette. GPIC is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis, Mexico; Atlantic City, New Jersey; and Gulfport, Mississippi. GPIC sells its casino products directly to licensed casinos throughout the world. For additional information about GPIC, visit our web site at www.gpigaming.com.

# # #

This press release may contain certain forward-looking statements that are subject to risks and uncertainties. GPIC’s expectations regarding operating results and operating efficiencies, including the growth of new product markets, may not be met. Factors that could cause actual results to vary materially from these forward-looking statements include: reduction in growth rate of new and existing casinos and markets, particularly in Asia, failure of the industry to accept RFID technology generally, or 125 KHz or 13 MHz RFID technologies, with respect to gaming chips and readers,  potential patent infringement issues, development of competing technologies by our competitors, timing and volume of customer demand for our casino products, customer cancellation of orders included in our backlog, timing of new casino openings and expansions, domestic or international terrorists incidents, and unexpected taxes, charges, costs or difficulties in consolidating the operations of the locations. Additional information concerning factors and risks that could affect these statements and GPIC’s financial condition and results of operations are included in GPIC’s Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2005 and Forms 10-K for the years ended December 31, 2004 and 2005.

GAMING PARTNERS INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31,
(dollars in thousands, except share amounts)

	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$4,573	$8,012
Marketable securities	9,075	4,971
Accounts receivables, less allowance for doubtful accounts of $398 and $296, respectively	4,734	3,591
Inventories	9,895	7,358
Prepaid expenses	623	488
Deferred income tax asset	200	1,032
Other current assets	1,288	738
Total current assets	30,388	26,190
Property and equipment, net	11,212	9,469
Goodwill	1,386	1,569
Other intangibles, net	1,529	1,580
Deferred income tax asset	2,407	—
Other assets, net	1,794	417
Total assets	$48,716	$39,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$716	$1,121
Accounts payable	3,483	4,263
Accrued expenses	3,587	2,705
Customer deposits	10,506	3,532
Income taxes payable	1,136	1,831
Deferred income tax liability	1,061	—
Other current liabilities	336	508
Total current liabilities	20,825	13,960
Long-term debt, less current maturities	1,892	2,856
Deferred income tax liability	—	789
Total liabilities	22,717	17,605
Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value, none issued and outstanding	—	—
Common stock, authorized 30,000,000 shares, $.01 par value, 7,898,766 and 7,729,400, respectively, issued and outstanding	79	77
Additional paid-in capital	16,904	14,901
Treasury stock, at cost, 8,061 shares	(196)	(196)
Retained earnings	8,766	5,225
Accumulated other comprehensive income	446	1,613
Total stockholders’ equity	25,999	21,620
Total liabilities and stockholders’ equity	$48,716	$39,225

GAMING PARTNERS INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31,
(dollars in thousands, except per share amounts)

	2005	2004	2003

Revenues	$57,121	$44,585	$36,171

Cost of revenues	34,140	27,249	22,387

Gross profit	22,981	17,336	13,784

Product development	330	259	154
Marketing and sales	4,284	3,768	3,168
General and administrative	12,528	9,233	8,720

Operating income	5,839	4,076	1,742

Other income (expense)
Gain (loss) on foreign currency transactions	133	(155)	(292)
Interest expense	(199)	(253)	(264)
Other income, net	311	98	148

Income before income taxes	6,084	3,766	1,334

Income tax expense	1,756	1,152	101

Net income	$4,328	$2,614	$1,233

Earnings per share:
Basic	$0.55	$0.34	$0.16
Diluted	$0.53	$0.34	$0.16
Weighted-average shares of common stock outstanding:
Basic	7,829	7,608	7,595
Diluted	8,179	7,754	7,672

GAMING PARTNERS INTERNATIONAL CORPORATION AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL DATA (unaudited)

	Year Ended December 31, 2005 (in thousands, except per share data)
	First	Second	Third	Fourth	Total
Net revenues	$12,291	$15,187	$13,415	$16,228	$57,121
Gross profit	4,833	6,917	4,926	6,305	22,981
Operating income	1,082	2,820	455	1,482	5,839
Net income	$502	$1,482	$246	$2,098	$4,328
Basic net income per common share	$0.06	$0.19	$0.03	$0.27	$0.55
Diluted net income per common share	$0.06	$0.18	$0.03	$0.26	$0.53

	Year Ended December 31, 2004 (in thousands, except per share data)
	First	Second	Third	Fourth	Total
Net revenues	$7,326	$14,843	$9,250	$13,166	$44,585
Gross profit	2,678	6,648	3,122	4,888	17,336
Operating income (loss)	(434)	3,055	(351)	1,806	4,076
Net income (loss)	$(470)	$1,940	$(111)	$1,255	$2,614
Basic net income (loss) per common share	$(0.06)	$0.26	$(0.01)	$0.16	$0.34
Diluted net income (loss) per common share	$(0.06)	$0.25	$(0.01)	$0.16	$0.34

####